                                                                     EXHIBIT 2.2

                                                                  CONFORMED COPY
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               THE REGISTRY, INC.

                                      AND

                             SCR ACQUISITION CORP.

                                      AND

                       SHAMROCK COMPUTER RESOURCES, LTD.



                         Dated as of November 26, 1996


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
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                               TABLE OF CONTENTS

ARTICLE I

     THE MERGER...........................................................................  1
         SECTION 1.1  The Merger..........................................................  1
         SECTION 1.2  Escrow; Stockholder Representative; Company Closing
                      Certificate.........................................................  2
         SECTION 1.3  Effective Time......................................................  3
         SECTION 1.4  Effect of the Merger................................................  3
         SECTION 1.5  Articles of Incorporation; By-Laws..................................  3
         SECTION 1.6  Directors and Officers..............................................  3
         SECTION 1.7  Effect on Capital Stock.............................................  4
         SECTION 1.8  Exchange of Certificates............................................  5
         SECTION 1.9  Stock Transfer Books................................................  6
         SECTION 1.10 No Further Ownership Rights in Company Common Stock.................  7
         SECTION 1.11 Lost, Stolen or Destroyed Certificates..............................  7
         SECTION 1.12 Tax and Accounting Consequences.....................................  7
         SECTION 1.13 Taking of Necessary Action; Further Action..........................  7
         SECTION 1.14 Material Adverse Effect.............................................  7

ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................  8
         SECTION 2.1  Organization, Qualification and Other Equity Interests..............  8
         SECTION 2.2  Articles of Incorporation and By-Laws...............................  8
         SECTION 2.3  Capitalization......................................................  8
         SECTION 2.4  Authority Relative to this Agreement................................  9
         SECTION 2.5  No Conflict; Required Filings and Consents..........................  9
         SECTION 2.6  Compliance, Permits................................................. 10
         SECTION 2.7  Financial Statements................................................ 11
         SECTION 2.8  Absence of Certain Changes or Events................................ 11
         SECTION 2.9  No Undisclosed Liabilities.......................................... 11
         SECTION 2.10 Absence of Litigation............................................... 11
         SECTION 2.11 Employee Benefit Plans, Employment Agreements....................... 12
         SECTION 2.12 Labor Matters....................................................... 13
         SECTION 2.13 Restrictions on Business Activities................................. 13
         SECTION 2.14 Title to Property................................................... 13
         SECTION 2.15 Taxes............................................................... 14
         SECTION 2.16 Environmental Matters............................................... 15
         SECTION 2.17 Intellectual Property............................................... 16
         SECTION 2.18 Immigration Compliance.............................................. 16

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
         SECTION 2.19 Insurance........................................................... 16
         SECTION 2.20 Accounts Receivable................................................. 17
         SECTION 2.21 Pooling Matters..................................................... 17
         SECTION 2.22 Brokers............................................................. 17
         SECTION 2.23 Change in Control Payments.......................................... 17
         SECTION 2.24 Expenses............................................................ 18
         SECTION 2.25 Full Disclosure..................................................... 18

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................. 18
         SECTION 3.1  Organization and Qualification; Subsidiaries........................ 18
         SECTION 3.2  Charter and By-Laws................................................. 18
         SECTION 3.3  Capitalization...................................................... 19
         SECTION 3.4  Authority Relative to this Agreement................................ 19
         SECTION 3.5  No Conflict, Required Filings and Consents.......................... 19
         SECTION 3.6  SEC Filings; Financial Statements................................... 20
         SECTION 3.7  Absence of Certain Changes or Events................................ 21
         SECTION 3.8  Pooling Matters..................................................... 21
         SECTION 3.9  Ownership of Merger Sub; No Prior Activities........................ 21
         SECTION 3.10 Validity of Parent Common Stock..................................... 21

ARTICLE IV

     CONDUCT OF BUSINESS PENDING THE MERGER............................................... 22
         SECTION 4.1  Conduct of Business by the Company Pending the Merger............... 22
         SECTION 4.2  No Solicitation..................................................... 24

ARTICLE V

     ADDITIONAL AGREEMENTS................................................................ 24
         SECTION 5.1  Stockholder Meeting................................................. 24
         SECTION 5.2  Access to Information; Confidentiality.............................. 25
         SECTION 5.3  Consents; Approvals................................................. 25
         SECTION 5.4  Agreements with Respect to Affiliates............................... 25
         SECTION 5.5  Stockholder Agreement and Investment Letter......................... 25
         SECTION 5.6  Notification of Certain Matters..................................... 25
         SECTION 5.7  Further Action/Tax Treatment........................................ 26
         SECTION 5.8  Public Announcements................................................ 26
         SECTION 5.9  Conveyance Taxes.................................................... 26
         SECTION 5.10 Pooling Accounting Treatment........................................ 26
         SECTION 5.11 Listing of Parent Shares............................................ 27
         SECTION 5.12 Transaction Expenses; Funded Indebtedness........................... 27

ARTICLE VI

CONDITIONS TO THE MERGER............................................................. 27
         SECTION 6.1  Conditions to Obligation of Each Party to Effect the Merger.... 27
         SECTION 6.2  Additional Conditions to Obligations of Parent and Merger
                      Sub............................................................ 28
         SECTION 6.3  Additional Conditions to Obligation of the Company............. 29

ARTICLE VII

     TERMINATION..................................................................... 30
         SECTION 7.1  Termination.................................................... 30
         SECTION 7.2  Effect of Termination.......................................... 30
         SECTION 7.3  Fees and Expenses.............................................. 31

ARTICLE VIII

     GENERAL PROVISIONS.............................................................. 31
         SECTION 8.1  Indemnification................................................ 31
         SECTION 8.2  Survival, Etc.................................................. 33
         SECTION 8.3  Notices........................................................ 33
         SECTION 8.5  Amendment...................................................... 35
         SECTION 8.6  Waiver......................................................... 35
         SECTION 8.7  Headings....................................................... 36
         SECTION 8.8  Severability................................................... 36
         SECTION 8.9  Entire Agreement............................................... 36
         SECTION 8.10  Assignment; Guarantee of Merger Sub Obligations............... 36
         SECTION 8.11  Parties in Interest........................................... 36
         SECTION 8.12  Failure or Indulgence Not Waiver; Remedies Cumulative......... 36
         SECTION 8.13  Governing Law................................................. 37
         SECTION 8.14  Counterparts.................................................. 37

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 26, 1996 (this "Agreement"), among The Registry, Inc., a Massachusetts corporation ("Parent"), SCR Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Shamrock Computer Resources, Ltd., an Iowa corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent and Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the Iowa Business Corporation Act (the "IBCA") and the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     WHEREAS, pursuant to the Merger, all of the outstanding shares (the "Shares") of the Company's common stock, no par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.8(b)), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined in Section 1.3), and subject to and upon the terms and conditions of this Agreement, the IBCA and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

     SECTION 1.2  Escrow; Stockholder Representative; Company Closing
Certificate.

     (a) Escrow. At the Effective Time, Parent shall deliver to State Street Bank and Trust Company, or any successor escrow agent appointed pursuant to the Escrow Agreement (as hereinafter defined) (the "Escrow Agent"), 10% of the Parent Shares (as hereinafter defined) issued to each stockholder pursuant to
Section 1.7(a) to be held and applied in accordance with the Escrow Agreement.

     (b) Stockholder Representative. The stockholders, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Patrick J. Flaherty (together with his or its permitted successors, the "Stockholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him or it under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Parent or the Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable for any action taken or not taken by him or it in connection with his or its obligations under this Agreement (i) with the consent of Stockholders who, as of the date of this Agreement, owned a majority in number of the outstanding shares of Common Stock or (ii) in the absence of his or its own gross negligence or wilful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his or its successor shall be named by those persons holding a majority of the shares of Common Stock outstanding at the Effective Time who shall serve and exercise the powers of Stockholder Representative hereunder.

     (c) Company Closing Certificate. At the Closing, the Company shall deliver to Parent a certificate, in form and substance satisfactory to Parent and signed by its Chief Executive Officer and Chief Financial Officer (the "Company Closing Certificate"), certifying the number of outstanding shares of Company Common Stock as of the Closing Date.

     SECTION 1.3 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered copy of the Merger Agreement substantially in the form attached hereto as Exhibit 1.3 (the "Merger Agreement") as contemplated by the IBCA and the DGCL (the "Certificate of Merger"), with the respective offices of the Secretary of State of the State of Iowa and the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the IBCA and DGCL (the time of the later of such filings being the "Effective Time").

     SECTION 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Agreement and the applicable provisions of the IBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5   Articles of Incorporation; By-Laws.

     (a) Articles of Incorporation. At the Effective Time the Articles of Incorporation of the Company, as amended pursuant to the Merger Agreement, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the IBCA and such Articles of Incorporation.

     (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the IBCA, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.7 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each share of Company Common Stock shall be converted into the right to receive that number of shares of Parent's common stock, no par value ("Parent Common Stock", and, in the aggregate, the "Parent Shares") as is equal to the quotient of (x) $46,000,000 divided by the average of the closing price of the Parent's common stock for the fifteen trading days ending one day prior to the Closing Date (the "Average Price") divided by (y) the total number of shares of Company Common Stock (on a fully diluted basis) issued and outstanding at the Effective Time (the "Exchange Ratio"); provided
                                                                     --------
that in no event shall more than 1,226,666 Parent Shares nor fewer than 948,454 Parent Shares be issued pursuant to this Agreement.

     (b) Cancellation. Each Share, if any, held in the treasury of the Company, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Shares of Dissenting Holders. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the merger under the IBCA and who does not vote in favor of the Merger and who otherwise complies with Division XIII of the IBCA ("Company Dissenting Shares") shall not be entitled to receive shares of Parent Common Stock pursuant to Section 1.7(a) hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the IBCA. Such holder shall be entitled to receive only the payment provided for by Division XIII of the IBCA. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the IBCA, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Parent Common Stock pursuant to Section 1.7(a). Any payments relating to the Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

     (d) Capital Stock of Merger Sub. Each share of common stock, par value $.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

     (e) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) the Average Price by (ii) the fractional interest of Parent Common Stock to which such holder would otherwise be entitled. As soon as practical after determining the amount of cash, if any, to be paid to former holders of Company Common Stock with respect to any fractional shares of Parent Common Stock, the Exchange Agent shall promptly pay such amounts to such holders in accordance with Article I. Parent will make available to the Exchange Agent (as hereinafter defined) the cash necessary for this purpose.

     SECTION 1.8   Exchange of Certificates.

     (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of The First National Bank of Boston, N.A., or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.8, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to Section 1.7 in exchange for outstanding Shares. All of the Parent Shares issued in the Merger shall be issued as of and be deemed to be outstanding as of the Effective Time. Parent shall cause all such Parent Shares to be issued in connection with the Merger to be duly authorized, validly issued, fully paid and nonassessable.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the provisions of Section 1.7(a) in respect of the Shares formerly evidenced by such Certificate (less that number of shares to be placed in escrow pursuant to Section 1.2(a) hereof), (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c), and (C) cash in respect of fractional shares as provided in Section 1.7(e) (the Parent Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.8(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented

Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to
Section 1.7(e), to evidence the ownership of the number of full Parent Shares into which such shares of Company Common Stock shall have been so converted.

     (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

     (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

     (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

     SECTION 1.10 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares as may be required pursuant to Section 1.7 as well as the other Merger Consideration as provided in this Article; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests under generally accepted accounting principles. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.13 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.14 Material Adverse Effect. When used in connection with the Company, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company or Parent and its subsidiaries, as the case may be, in the case of the Parent taken as a whole, or
(b) is delaying or preventing the consummation of the transactions contemplated hereby.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"):

     SECTION 2.1 Organization, Qualification and Other Equity Interests. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Except as disclosed in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock. As of October 31, 1996, (a) 6,720 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and zero shares were held in treasury, and (b) 352 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options. No change in such capitalization has occurred between December 31, 1995 and the date hereof. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section
2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

     SECTION 2.4 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than the Requisite Approval as hereinafter defined), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement and Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock are the only votes (the "Requisite Approval") of any series of the Company's capital stock necessary to approve this Agreement and the Merger. The Stockholder Agreements delivered to Parent as of the date of this Agreement have been signed by the holders of a majority of the outstanding shares of Company Common Stock (assuming the exercise of all outstanding Stock Options).

     SECTION 2.5   No Conflict; Required Filings and Consents.

     (a)  Section 2.5(a) of the Company Disclosure Schedule includes a list of
(i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of amounts reasonably expected to be less than $50,000 in any single instance but not more than $150,000 in the aggregate.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (1) the Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i) or (ii) of
Section 2.5(a), (2) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in clauses (i) or
(ii) of Section 2.5 (a) has breached or is in default of any of its obligations thereunder, and (3) each of the agreements, contracts and other instruments referred to in clauses (i) or
(ii) of Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a security interest, lien, claim, encumbrance or any other restriction on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit on the part of the Company of, or filing with or notification on the part of the Company to, any federal, foreign, state or provincial governmental or regulatory authority except for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), state securities laws ("Blue Sky Laws"), and Nasdaq and the filing and recordation of appropriate merger or other documents as required by the IBCA or the DGCL.

     SECTION 2.6   Compliance, Permits.

     (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company is in compliance, in all material respects, with Laws applicable to the Company or by which any of its properties is bound or affected.

     (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary for the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

     SECTION 2.7   Financial Statements.

     (a) Attached to the Company Disclosure Schedule are (i) the audited consolidated balance sheet of the Company as of December 31, 1995, together with the related consolidated statements of income, cash flows and stockholders' equity for the year then ended, (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 1996 and the related consolidated statements of income, cash flows and stockholders' equity for the nine-month period then ended (the "Unaudited Financial Statements", and together with the Audited Financial Statements, collectively the "Financial Statements").

     (b) Except as set forth in Section 2.7(b) of the Company Disclosure Schedule, each of the Financial Statements was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations, cash flows and stockholder equity for the periods indicated, except that the Unaudited Financial Statements are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and do not contain complete footnotes required by generally accepted accounting principles.

     SECTION 2.8   Absence of Certain Changes or Events.  Except as set forth in
Section 2.8 of the Company Disclosure Schedule, since December 31, 1995, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Articles of Incorporation or By-laws of the Company (except as provided in this Agreement); (c) any damage to, destruction, sale or loss of any asset of the Company (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or (f) any sale of the property or assets of the Company, except in the ordinary course of business.

     SECTION 2.9   No Undisclosed Liabilities.  Except as is disclosed in
Section 2.9 of the Company Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in the Financial Statements, (b) incurred since October 1, 1996 in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

     SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body.

     SECTION 2.11   Employee Benefit Plans, Employment Agreements.

     (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of
Section 414 of the Code (all such plans, practices and programs are referred to as the "Company Employee Plans"). There have been made available to Parent copies of (i) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

     (b) Except in each case as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans;
(iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the best knowledge of the Company, threatened with respect to any Company Employee Plan.

     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

     (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company or; (ii) all agreements with consultants who are individuals obligating the Company to make minimum annual cash payments in an amount exceeding $75,000
(iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $75,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     SECTION 2.13 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.13 of the Company Disclosure Schedule, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any other person which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any acquisition of property by the Company, as currently conducted or as proposed to be conducted by the Company.

     SECTION 2.14 Title to Property. Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company has good and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default). The Company does not own any real property.

     SECTION 2.15   Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Other than as disclosed in Section 2.15(b) of the Company Disclosure Schedule, (1) all Tax Returns of, relating to or which include the Company which are required to have been filed have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all respects, (2) all Taxes required to have been paid by the Company have been paid in full on a timely basis to the appropriate authorities, and (3) all Taxes or other amounts required to have been collected or withheld by the Company have been timely and properly collected or withheld.

     (c) Other than as disclosed in Section 2.15(c) of the Company Disclosure Schedule, (1) no Taxing authority has asserted in writing any adjustment, deficiency, or assessment that could result in additional Tax for which the Company is or may be liable, (2) there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Company has received notice relating to any Tax for which the Company is or may be liable, (3) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended, (4) the due date of any Tax Returns that the Company is required to file has not been extended, and (5) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

     (d) There are no liens on any of the assets of the Company which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

     (e) The Company is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 162, 280G or 404 of the Code.

     (f) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return, and the Company is not liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law) as transferee or successor, by contract or otherwise.

     (g) The Company at all times since September 1, 1989 has been an S corporation within the meaning of Section 1361 of the Code.

     (h) Copies of (1) any Tax examinations, (2) extensions of statutory limitations, (3) the federal, state and local income Tax Returns of the Company, and (4) substantive correspondence between the Company and all Taxing authorities for its last three (3) taxable years have previously been furnished to the Parent and such Tax Returns are true, correct and complete.

     SECTION 2.16 Environmental Matters. Except as set forth in Section 2.16 of the Company Disclosure Schedule, the Company: (i) has obtained all material approvals which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company ("Environmental Laws"); (ii) is in material compliance with all terms and conditions of such required approvals, and also is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations by the Company of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

     SECTION 2.17   Intellectual Property.   The patents, patent applications,
trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other proprietary rights necessary to the conduct of the business of the Company are owned by or licensed to the Company and listed in Section 2.17 of the Company Disclosure Schedule. The Company has not licensed from any third party any proprietary rights or, to the knowledge of the Company, infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties. To the Company's knowledge, no activity of any third party infringes upon the rights of the Company to the items listed in Section 2.17 of the Company Disclosure Section. The Company has good title to all of the trademarks and trade names listed in Section 2.17 of the Company Disclosure Section hereto free and clear of any lien, charge, license or other encumbrance.

     SECTION 2.18 Immigration Compliance. Except as set forth in Section 2.18 of Company Disclosure Schedule:

     (a) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, directives and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and, to the knowledge of the Company, the Company has not employed nor is it currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).

     (b) The Company has not received any notice from the Immigration and Naturalization Service (the "INS") or the U.S. Department of Labor (the "DOL") of the disapproval or denial of any visa petition pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Company.

     (c) Section 2.18 (c) of the Company Disclosure Schedule contains a true, complete and accurate list of all non-immigrant or immigrant visa petitions pending before the INS and labor certifications pending before the DOL on behalf of any of the employees or prospective employees of the Company.

     (d) Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of the Company, provided that it is acknowledged that certain employees from time to time unilaterally breach the terms of their employment with the Company.

     SECTION 2.19 Insurance. Section 2.19 of the Company Disclosure Schedule lists each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any of such insurance policies.

     SECTION 2.20   Accounts Receivable.  Except to the extent set forth in
Section 2.20 of the Company Disclosure Schedule, the accounts receivable of the Company as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not have a Material Adverse Effect.

     SECTION 2.21 Pooling Matters. Neither the Company nor any of its affiliates has, to the best of the Company's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests under generally accepted accounting procedures. Without limiting the generality of the foregoing sentence, and except as set forth in Section 2.21 of the Company Disclosure Schedules, (i) the Company has not had any treasury stock transactions and none are planned during the period between the date hereof and the Closing Date, (ii) the Company has not adopted any new or amended any existing stock option or stock purchase plans, (iii) the Company has not disposed of any assets other than in the ordinary course of business, and (iv) none of the stockholders of the Company have entered into any agreement that would restrict such stockholders' voting rights with respect to the Parent Shares to be issued pursuant to this Agreement. If requested, the President or Chief Financial Officer of the Company will execute any documentation on behalf of the Company reasonably required by Parent's independent public accountants with respect to pooling of interest accounting issues. The failure of this representation to be true and correct, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by the Company for the purposes of Section 7.1(f).

     SECTION 2.22 Brokers. No broker, finder or investment banker, other than Greene Holcomb & Lannin LLC ("GHL"), the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and GHL pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.23 Change in Control Payments. Except as set forth on Section 2.11(d) or Section 2.23 of the Company Disclosure Schedule, the Company has no plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

     SECTION 2.24 Expenses. Section 2.24 of the Company Disclosure Schedule attached hereto sets forth a description of all of the estimated expenses of the Company as of the date hereof which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

     SECTION 2.25 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"):

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

     SECTION 3.2 Charter and By-Laws. Each of Parent and Merger Sub has heretofore furnished to the Company a complete and correct copy of its Articles of Organization and By-Laws, as amended to date. Such Articles of Organization and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Organization or By-Laws.

     SECTION 3.3 Capitalization. (i) The authorized capital stock of the Parent consists of (i) 49,000,000 shares of Parent Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share ("Preferred Stock"). As of October 31, 1996, there were (i) 10,230,000 shares of Parent Common Stock issued and outstanding, (ii) no shares of Preferred Stock outstanding, and (iii) 2,000,000 shares of Parent Common Stock reserved for future issuance pursuant to Parent's 1996 Stock Plan, 1996 Eligible Director's Stock Plan and 1996 Employee Stock Purchase Plan. Except as set forth in
Section 3.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital stock of the Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, the Parent.

     (ii) The authorized capital stock of the Merger Sub consists of 3,000 shares of common stock, par value $0.01 per share ("Sub Common Stock"). As of the date hereof, there were 1,000 shares of Sub Common Stock issued and outstanding and held of record by Parent. Except as set forth in Section 3.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital stock of the Merger Sub or obligating Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, the Merger Sub.

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     SECTION 3.5    No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 3.4(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Articles of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit on the part of the Parent or Merger Sub of, or filing with or notification on the part of the Parent or Merger Sub to, any federal foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws and Nasdaq and the filing and recordation of appropriate merger or other documents as required by the IBCA or the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 3.6    SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended June 29, 1996, (ii) its Quarterly Report on Form 10-Q for the quarter ended September 28, 1996, (ii) its proxy statement relating to Parent's meeting of stockholders to be held November 21, 1996 and
(iv) all amendments and supplements to all such reports and statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.7    Absence of Certain Changes or Events. Except as set forth in
Section 3.7 of the Parent Disclosure Schedule, between June 28, 1996 and the date hereof, except as disclosed in the Parent SEC Reports, there has not been any change, or any development or combination of developments which would be required to be disclosed as a material change in response to Item 11 of Form S-3 or which has had or would reasonably be expected to have a Material Adverse Effect on Parent.

     SECTION 3.8 Pooling Matters. Neither Parent nor any of its affiliates has, to Parent's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests under generally accepted accounting procedures. If requested, the President or Chief Financial Officer of Parent will execute such documentation on behalf of the Parent as is reasonably required by its independent accountants with respect to pooling of interests accounting issues. The failure of this representation to be true and correct, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of the Agreement by Parent for the purposes of Section 7.1(f).

     SECTION 3.9    Ownership of Merger Sub; No Prior Activities.

     (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

     (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 3.10 Validity of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company in contemplation of the Merger; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change the Articles of Incorporation or By-Laws of the Company except pursuant to the Merger Agreement;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for the issuance of shares of Company Common Stock issuable pursuant to that certain stock option agreement for the purchase of 352 shares of Company Common Stock (the "Option"));

     (c) sell, pledge, dispose of or encumber any assets (tangible or intangible) of the Company except for (i) dispositions of obsolete or worthless assets and (ii) sales of immaterial assets not in excess of $25,000 in the aggregate;

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than distributions in respect of S Corporation tax liabilities consistent with past practice), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of Company Common Stock issuable pursuant to the Option) or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and under the Company's revolving line of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances;
(iii) enter into or amend any material contract or agreement (expect with respect to the Deere & Co. consulting services agreement and consistent with the terms as previously discussed with Parent); (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 4.1(e);

     (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.2    No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing.

     (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Stockholder Meeting. The Company shall call and hold a meeting of the stockholders of the Company, or in lieu thereof cause an effective written action of the stockholders to be executed (the "Company Stockholders Meeting"), which meeting shall be held or written action obtained as promptly as practicable after the date of this Agreement and in accordance with applicable laws for the purpose of obtaining the approval of the Merger, this Agreement and the transactions contemplated hereby. The Company shall use its best efforts to obtain the approval of all of its stockholders in respect of the Merger, this Agreement and in respect of the transactions contemplated hereby.

     SECTION 5.2 Access to Information; Confidentiality. Upon reasonable notice, the Company and Parent shall each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period from the date of this Agreement to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request.

     SECTION 5.3 Consents; Approvals. The Company and Parent shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, on the one hand, and Parent and Merger Sub, on the other hand, and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.4 Agreements with Respect to Affiliates. The Company shall deliver to Parent a letter (the "Affiliate Letter") identifying all persons who are, at the time of the Company Stockholders Meeting, "affiliates" of the Company under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates in respect of pooling of interests accounting treatment, in substantially the form of
Exhibit 5.4.

     SECTION 5.5 Stockholder Agreement and Investment Letter. The Company shall use its best efforts to cause each stockholder of the Company to execute a Stockholder Agreement and Investment Letter (each a "Stockholder Agreement") in the form of Exhibit 5.5 concurrently with the execution of this Agreement or as promptly as practicable after (a) the date of this Agreement (with respect to stockholders as of the date of this Agreement) or (b) the date such persons become stockholders prior to the Effective Time.

     SECTION 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.7 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     SECTION 5.8 Public Announcements. Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the Company, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq National Market if it has used reasonable efforts to consult with the Company prior thereto.

     SECTION 5.9 Conveyance Taxes. Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

     SECTION 5.10 Pooling Accounting Treatment. Each of Parent, Merger Sub and the Company agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests, and each of Parent and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to take any action required by the previous sentence, shall, if the

Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by Parent or the Company, as the case may be, for the purposes of Section 7.1(f).

     SECTION 5.11 Listing of Parent Shares. Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the Nasdaq National Market.

     SECTION 5.12 Transaction Expenses; Funded Indebtedness. At the Closing, the Company shall deliver to the Parent a statement of the Company's expenses relating to this transaction and the total aggregate amount of the funded indebtedness of the Company as of the Closing, certified by the Chief Executive Officer and Chief Financial Officer of the Company, which amounts shall not exceed $2,000,000 in the aggregate.


                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Requisite Approval. This Agreement and the Merger shall have received the Requisite Approval;

     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

     (c) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects at and as of the date made, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

     (c) Consents Obtained. The consents, waivers, approvals, authorizations, orders and filings set forth on Exhibit 6.2(c) shall have been obtained and made by the Company;

     (d)  Opinion of Counsel to the Company.  Parent shall have received an
opinion of       Dorsey & Whitney, counsel to the Company, in substantially the form attached hereto as Exhibit 6.2(d);

     (e) Opinion of Accountant. Parent shall have received an opinion of each of Graves, McKenna, Lundeen & Almquist, P.L.L.P. and Price Waterhouse LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement;

     (f) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

     (g) Escrow Agreement. Each of Escrow Agent, the Company and the Stockholder Representative shall have executed and delivered to Parent an Escrow Agreement substantially in the form of Exhibit 6.2(g);

     (h) Registration Rights Agreement. The Company's stockholders shall have entered into a Registration Rights Agreement with the Parent in substantially the form attached hereto as Exhibit 6.2(h);

     (i) Stockholder Agreement and Investment Letter. Parent shall have received executed Stockholder Agreements from the holders of more than 90% of the Company's Common Stock;

     (j) Noncompetition Agreements. Each of James J. Flaherty, Patrick Flaherty, Timothy Guilfoil, Santosh S. Krishnan, Don C. Peterson, Raj Ponnuswamy and David Cisar, shall have entered into noncompetition agreements substantially in the form of Exhibit 6.2(j); and

     (k) Company Dissenting Shares. The number of Company Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Common Stock at the Effective Time.

     SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the date made, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the due authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub;

     (d) Tax Opinions. The Company shall have received a written opinion of Dorsey & Whitney, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

     (e) Opinion of Counsel to Parent. The Company shall have received an opinion of Ropes & Gray, counsel to Parent, in substantially the form attached hereto as Exhibit 6.3(e);

     (f) Opinion of Accountant. The Company shall have received a copy of the opinions referred to in Section 6.2(e) above; and

     (g) Registration Rights Agreement. The Parent shall have entered into a Registration Rights Agreement with the Company's stockholders in substantially the form attached hereto as Exhibit 6.2(h).


                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by November 28, 1996 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.3 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by Parent or the Company, if the Requisite Approval shall not have been obtained by November 28, 1996.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 7.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

     SECTION 8.1  Indemnification.

     (a)  Charters and By-Laws.  Parent agrees that all rights to
          --------------------
indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its charter or By-Laws shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however,
                                                         --------  -------
that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the charter or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

     (b)  Survival of Representations and Warranties.
          ------------------------------------------

          (i) The representations and warranties of the Company made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Merger until Price Waterhouse LLP shall have released their report on the Parent's financial statements for the fiscal year ending on June 28, 1997 or, if earlier, the first anniversary of the Closing Date (the "Indemnity Period") and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

          (ii) No claim for indemnification under this Section 8.1 for breach of a representation or warranty may be commenced after the Indemnity Period, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

     (c)  Indemnification of the Parent and Merger Sub.  By their approval of
          --------------------------------------------
this Agreement and their acceptance of the Merger Consideration, the Stockholders agree that the Escrow Account established under the Escrow Agreement shall be available to indemnify, defend, protect, and hold harmless each of Parent, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Indemnitee as a result of or incident to (a) any breach of any representation or warranty of the Company set forth herein or in any certificate or other document delivered in connection herewith as of the date made (as such representation or warranty would read if all qualifications as to materiality were deleted from it (other than with respect to Section 2.25)) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period, if any, described in Section 8.1(b), (b) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith, and (c) the extent to which the actual amount of the Company's expenses relating to this transaction together with the aggregate amount of funded indebtedness of the Company as of the Closing Date exceeds $2,000,000 and
(d) any federal, state or local corporate taxes payable by the Surviving Corporation as a result of the failure of the representations and warranties contained in Section 2.15(g) to be true.

     (d)  Third Person Claims.  Promptly after an Indemnitee has received notice
          -------------------
of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Escrow Agreement, give the Stockholder Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not
               --------  -------
effect the Indemnities' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Stockholder Representative has, or the Stockholders have, been actually prejudiced as a result of such failure. If the Stockholder Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Funds that have not been settled, is less than the remaining balance of the Escrow Funds, then the Stockholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, and the Stockholder Representative shall be entitled to reimbursement out of the Escrow Funds for such defense. The Indemnitee may participate in the defense, at its sole expense of any such claim for which the Stockholder Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Stockholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however,
                                                           --------  -------
that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholder Representative has not assumed the defense of any claim. Whether or not the Stockholder Representative shall have assumed the defense of any claim, neither the Indemnitee nor the Stockholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of a party controlling the defense to act upon a request for consent to such settlement within ten business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1.

     (e)  Limitations on Indemnification.  No Indemnified Party shall be
          ------------------------------
entitled to indemnification under this Section 8.1 for Damages relating to breaches of representations and warranties set forth herein or in any certificate or document delivered in connection herewith until the aggregate amount of Damages incurred by such person or persons exceeds $250,000, in which event such persons shall be entitled to indemnification for the entire aggregate cumulative amount of all Damages; provided, that with respect to the matters set
                                  --------
forth in clauses (c) and (d) of Section 8.1(c) above, the Parent shall be entitled to indemnification for the entirety of such Damages (which indemnification amounts shall not be included in determining whether Damages exceed $250,000 for purposes of this paragraph); provided further, that no more
                                                 -------- -------
than 50% of the Escrow Account shall be available for indemnification with respect to the matters set forth in clauses (a), (b) and (c) of Section 8.1(c).

     (f)  Method of Payment.  All claims for indemnification shall be paid
          -----------------
solely from the Escrow Account and no Stockholder shall have any personal obligation to indemnify Parent, or Merger Sub or Surviving Corporation under this Section 8.1. To the extent that Parent, Merger Sub, or the Surviving Corporation makes a claim against the Escrow Account pursuant to the Escrow Agreement, and such claim is paid in shares of Parent Common Stock, then for purposes of such payment, the shares of Parent Common Stock shall be valued at the Average Price.

     SECTION 8.2    Survival, Etc.

     (a) The agreements set forth in Section 8.1 shall survive independently and Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely.

     (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section or sections.

     SECTION 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to Parent or Merger Sub:

          The Registry, Inc.
          189 Wells Avenue
          Newton, MA 02159
          Attention:  General Counsel

          Telephone No.:  (617) 527-6886
          Telecopier No.:  (617) 527-6999

     With a copy to:

          Ropes & Gray
          One International Place
          Boston, MA  02110
          Attention:  Keith F. Higgins, Esq.

          Telephone No.: (617) 951-7000
          Telecopier No.: (617) 951-7050

     (b)  If to the Company:

          Shamrock Computer Resources, Ltd.
          800 36th Avenue, Suite 101
          Moline, IL 61265
          Attention:  President

          Telephone No.:   (309) 762-7626
          Telecopier No.:   (309) 762-9542

          With a copy to:

          Dorsey & Whitney LLP
          Pillsbury Center South, 20th Floor
          220 South Sixth Street
          Minneapoils, MN 55402
          Attention:  William R. Hibbs, Esq.

          Telephone No.: (612) 340-2600

          Telecopier No.: (612) 340-2868


     SECTION 8.4 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

     (b) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (e) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.6 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.10 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     SECTION 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

     SECTION 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                               THE REGISTRY INC.


                               By:         /S/ G. DREW CONWAY
                                  ----------------------------------------------
                                  G. Drew Conway
                                  President


                               SRC ACQUISITION CORP.


                               By:     /S/ G. DREW CONWAY
                                  ----------------------------------------------
                                  G. Drew Conway
                                  President


                               SHAMROCK COMPUTER RESOURCES, LTD.

                               By:     /S/ DON PETERSON
                                  ----------------------------------------------
                                  Don Peterson
                                  President